Exhibit 10.4

                       SECOND AMENDMENT TO PROMISSORY NOTE
                                (LINE OF CREDIT)


     WHEREAS, Obsidian Enterprises, Inc., a Delaware corporation, executed as "Maker", a certain Promissory Note dated January 9, 2002 in favor of Fair Holdings, Inc, an Ohio corporation, (the "Note"), as "Lender", in the principal amount of Three Million and 00/100 Dollars with a Final Maturity Date of January 9, 2005 which was amended by that certain First Amendment To Promissory Note dated January 2, 2003.

     WHEREAS, Obsidian Enterprises, Inc. and Fair Holdings, Inc. have agreed to a second amendment to the Note so that the principal amount of the Note shall be increased to the sum of Eight Million and 00/100 Dollars ($8,000,000.00).

     NOW THEREFORE, inconsideration of the recitals set forth above and the covenants, conditions and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties consent and agree as follows:

     1. The principal balance of the Note is hereby increased to Eight Million and 00/100 Dollars ($8,000,000.00). Except for the amendment to the principal balance, all other terms and conditions of the Note and the First Amendment To the Promissory Note remain in full force and effect as if fully stated herein.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to Promissory Note to be executed this 1st day of April, 2003.


Obsidian Enterprises, Inc.                  Fair Holdings, Inc.


By: /s/ Timothy S. Durham                    By: /s/ Timothy S. Durham
   --------------------------                   ---------------------------
   Timothy S. Durham, Chairman                  Timothy S. Durham, Chairman